Exhibit 1A-6.3

AMENDMENT TO
Amended ManAgement aGREEMENT

This Amendment (this “Amendment”) to the Amended Management Agreement dated July 15, 2025 (the “Management Agreement”) is entered into by and among Park View OZ REIT Inc, a Maryland corporation (the “Company”), Park View QOZB OP, LP (the “Operating Partnership” and together with the Company, collectively or individually as the context requires, the “Park View Entities”), and Park View OZ REIT Manager, LLC, a Delaware limited liability company (the “Manager”) effective as of August 14, 2026 (the “Effective Date”).

RECITALS

Whereas, the Park View Entities and the Manager desire to enter into this Amendment to revise Article 8 of the Management Agreement; and

Whereas, the capitalized terms not otherwise defined herein shall have the meanings set forth in the Management Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.       Amendment to Article 8. The parties hereto agree that as of the Effective Date, Article 8 of the Management Agreement shall be amended and restated in its entirety to read as follows:

“As compensation for the services described in Article 3 hereof, the Company shall pay the Manager a quarterly fee in an amount equal to an annualized rate of 0.75% of our Market Capitalization. For purposes of calculating this fee, “Market Capitalization” means the product of (i) the total number of shares we have outstanding as of the last business day of the applicable quarter and (ii) the volume-weighted average price of our shares over the final 10 trading days of each quarter as reported by OTC Markets, or, if there have been no trades, the most recent closing price as reported by OTC Markets. The Board of Directors may, in its discretion, issue equity awards, including but not limited to Restricted Stock Units (RSUs), to our Manager. Such awards may be granted for purposes of compensation, retention, and aligning the interests of recipients with those of the Company’s stockholders, subject to applicable laws, regulations, and the terms of the Company’s equity incentive plan. Actual amounts are dependent upon the results of the Company’s operations. We feel this helps to align management’s interests with that of our stockholders. The Company will pay our Manager, Sponsor, or an affiliate of our Manager or Sponsor, an acquisition fee equal to 1.5% of the total value of any acquisition transaction, including any acquisition through merger with another entity (but excluding any transactions in which our Sponsor, or an affiliate of our Manager or Sponsor, would otherwise receive a development fee). Our Manager, Sponsor or an affiliate of our Manager or Sponsor, will be paid a construction management oversight fee, to be paid by our individual Operating Partnerships, equal to 1.5% of the costs of any construction, renovation or repair projects if a member of the Park View Group or its development affiliates are not acting as the construction manager for a particular project.”

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2.       Miscellaneous.

(a)       Entire Agreement. This Amendment together with the Management Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof. Except as amended by this Amendment, the Management Agreement shall continue in full force and effect.

(b)       Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Electronic copies of signed signature pages will be deemed binding originals.

IN WITNESS WHEREOF, the Park View Entities and the Manager hereby execute this Amendment to be effective as of the Effective Date.

PARK VIEW OZ REIT, INC

a Maryland corporation

By:	/s/Michael Kelley

Michael Kelley, CEO

PARK VIEW OZ REIT MANAGER, LLC

a Delaware limited liability company

By:	/s/Michael Kelley

Michael Kelley, Manager

PARK VIEW QOZB OP, LP a Delaware limited partnership

By: Park View Investments LLC, its general partner

By:	/s/Michael Kelley

Michael Kelley, Manager

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